Exhibit 10.3
White Mountain Titanium Corporation
Enrique Foster Sur, Piso19
Las Condes
Santiago
Chile
9th February 2005
Brian Flower, Principal
Trio International Capital Corp.
1116 — 925 West Georgia Street
Vancouver, B.C. V6V 3L2
Dear Brian:
LETTER OF APPOINTMENT OF TRIO INTERNATIONAL CAPITAL CORP. (“TRIO”) BY WHITE MOUNTAIN TITANIUM CORPORATION (“WMTC” or “the Company”)
It was good to have you see the project and discuss our needs going forward. Now it is time to set the course for what promises to be an exciting and rewarding period for WMTC.
As you are aware, WMTC is in the process of listing its shares on either the Toronto Stock Exchange or TSX Venture Exchange (collectively, “the TSX Listing”) and requires immediate assistance in that regard. In addition, WMTC requires a Chief Financial Officer (“CFO”) and a Canadian office from which to base its corporate and administrative activities, comprised mainly of treasury, accounting, regulatory compliance, capital market and investor relations activities. This letter serves as WMTC’s formal appointment of Trio International Capital Corp., operating through its wholly-owned subsidiary Pacific Venture Management Ltd. (“PVM”), to assist with the TSX Listing; to provide the Canadian base for WMTC’s corporate and administrative activities and for you personally to manage PVM’s role and act as the CFO to WMTC.
Commercial Plan
WMTC requires assistance in achieving the Listing.
It is currently planned that WMTC will move it’s listing from the OTC Exchange (“OTC”) to Toronto. There may, however, be justification in maintaining a compliance listing in the United States in order to leverage off of the Company’s existing shareholder base and listed status on the OTC. This needs further investigation.

Considered advice is that WMTC will remain a Nevada corporation for taxation purposes. Accordingly, the future accounting function will need to prepare accounts in accordance with both Canadian and United States standards.
With the Listing, WMTC will require a blend of Canadian resident and non-resident directors and offers a board position to you as part of your role as CFO. For taxation purposes, the board will be predominantly reside outside of Canada and meetings will be predominantly by telephone conference and in person, depending on circumstances.
PVM Reporting Relationship and Role with WMTC
Last year, Mr. Michael Kurtanjek was appointed to the board of WMTC in a chief executive (“CEO”) capacity. It is intended that he will continue to be based in England, that he will primarily represent the Company to international capital markets and that PVM will report directly to him. Of necessity, the CEO and CFO will need to work closely together, in some instances jointly sharing corporate duties. These duties are likely to include but not be limited to securing funding necessary to operate the Company and advance the Cerro Blanco titanium project through full feasibility and development and into operation; preparing operating budgets, developing administrative, financial and regulatory compliance policies and procedures; representing the Company to capital markets and investors and being responsible for new project generation, as may be required.
As discussed, we anticipate that PVM will initially devote up to approximately 40% of one man person’s available time to WMTC-related issues. More time may be required, particularly after the Company completes the TSX Listing and advances the Cerro Blanco towards a through pre-feasibility to a full feasibility stage. Thus it is envisaged that as the Company and project evolve, WMTC will in all likelihood seek changes to PVM’s appointment, not so much the role but the man-persons devoted to providing the required services under this appointment letter. We will, therefore, review and discuss with PVM on a quarterly basis their role with the Company. If and when changes are requested of PVM, and to the extent that PVM has the means, additional man-persons and / or services will be offered on mutually agreed, competitive rates. At the outset, however, the role will consist of:
•	Assistance with the TSX Listing, utilizing your chosen Canadian accounting and legal support; and

•	Provision and co-ordination of a WMTC office in Vancouver intended to give the Company a strong corporate and administrative base in North America; and

•	Management of the Company’s treasury and finance, accounting and corporate administration functions; regulatory compliance functions and broker, shareholder and lender liaison; and

•	Assistance with pre-feasibility and feasibility report management as the Company rapidly advances its Cerro Blanco titanium project, such assistance to include ocean transportation and affreightment negotiations on an exclusive basis to the Company and arranging equity and debt funding for development of the project.

•	WMTC executive directorship for the CFO when appropriate but prior to the TSX Listing.
Remuneration
As discussed, WMTC will at the outset of this appointment pay US$5,250 per month to PVM for the indicated services. In addition, Trio will receive 400,000 options to subscribe for WMTC shares at US$1.00 per share on or before January 31, 2008.
Operating Expenditures
WMTC will provide PVM with funds in advance to cover monthly operating cashflows into a nominated imprest account. We will need to operate a system whereby your office estimates required cashflows for the ensuing month and reconciles amounts expended for the previous month. Records will need to be maintained for audit purposes.
Please acknowledge your agreement with the terms of this letter by signing below and returning the executed copy to myself.
Kind regards,
WHITE MOUNTAIN TITANIUM CORPORATION

/s/ M. P. Kurtanjek
M. P. Kurtanjek
President & CEO
Executive Director
I am pleased to accept this position on the terms outlined in this letter.

/s/ Brian Flower
Signature

February 10, 2005
Dated

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